Exhibit 10.2

REVENUE SHARING AGREEMENT

THIS REVENUE SHARING AGREEMENT (this “Agreement”) is executed this 3rd day of April, 2013 (the “Closing Date”) by and between EV Pass Holdings, LLC (“EVP Holding”), a wholly owned subsidiary of Car Charging Group, Inc. (“CCGI”) located at 1691 Michigan Ave, Suite 601, Miami Beach, FL 33139, and Synapse Sustainability Trust, Inc. (the “Trust”), a New York not for profit corporation, located at 335 East Water Street, Syracuse, NY 13202.

WITNESSETH:

WHEREAS, CCGI and the Trust entered into the Equity Exchange Agreement (the “Equity Exchange Agreement”) dated February 19, 2013, whereby the Trust transferred all of its membership interests in EV Pass, LLC (“EV Pass”) to EVP Holding for, among other things, 671,141 shares of CCGI restricted common stock (the “CCGI Shares”), $100,000 in cash payable in four equal quarterly installments; and

WHEREAS, pursuant to the terms of the Equity Exchange Agreement, the parties agreed that the Trust was entitled to receive 3.6% of the revenues (net of electricity, taxes and payment processing fees) earned from all current and future electric vehicle (“EV”) charging units installed at any of the 68 locations specified in Schedule I of the Agreement (the “CNY Network”).

NOW THEREFORE, for and in consideration of the good and valuable consideration, in hand paid, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT

1.      Revenue Sharing.

a.      Commencing on the Closing Date and for any and all EV charging station Transactions in the CNY Network consummated after such date, CCGI shall pay to the Trust three and six tenths percent (3.6%) of the revenues (net of electricity, taxes and payment processing fees) earned from all current and future EV charging units installed in the CNY Network (the “Revenue Payments”).

b.      Definitions.  A “Transaction” under this Agreement is defined as an Installation of the ChargePoint system by CCGI on the property owned, leased or managed by a client. “Installation” shall mean in-the-ground installation of a car charging unit at a location chosen by a client pursuant to the terms of a fully-executed CCGI Exclusive Electric Car Charging Services Contract.

2.      Relationship of the Parties.  The Trust acknowledges that it has its own independently established business which is separate and apart from CCGI. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. CCGI shall not be responsible for withholding taxes with respect to the Trust’s Revenue Payments (if any) hereunder or in the future. The Trust shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to the Trust pursuant to this Agreement. Notwithstanding the provisions of this paragraph, in the event any such taxes or payments are ever assessed against CCGI, the Trust shall reimburse CCGI promptly for all sums paid by CCGI, including any interest or penalties. The acceptance and consummation of any Transaction shall be subject to acceptance of the terms and conditions by CCGI in its sole and absolute discretion.

3.      Confidential Information.  All non-public information regarding CCGI of any nature and in any form or medium, including but not limited to written, oral, electronic or visual, which the Trust may obtain from any source, or is made available to the Trust in the course of performing services under this Agreement shall be deemed "Confidential Information". The Trust shall not use or disclose to others, without the express written consent of CCGI. Confidential Information shall include any reports, recommendations, analyses or information, technical or otherwise.

a.      The Trust represents that its compliance with this Section will not prohibit, restrict or impair the performance of its obligations under this Agreement. The parties hereto acknowledge that disclosure or misuse of Confidential Information may result in irreparable harm to CCGI, the amount of which may be difficult to ascertain and which could not be adequately compensated for by monetary damages and that, therefore, CCGI is entitled to injunctive relief to enforce compliance with the terms of this Agreement. Such right of injunctive relief shall be in addition to remedies otherwise available at law and in equity, including monetary damages.

4.      Assignment. The Trust shall have the right to assign this Agreement to a third party only upon the consent of CCGI; however, the Trust may assign its fees due hereunder without such consent.

5.      Authority.  Each party represents and warrants that (a) it has the authority to execute and carry out the terms of this Agreement and (b) its signatory to this Agreement is authorized to bind that party to the terms of this Agreement.

6.      Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and negotiations, whether written or oral, with respect thereto.  This Agreement shall not be waived, altered or amended except in writing executing by each party.

7.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  The parties agree that a signature page to this Agreement that is executed by a party and transmitted via facsimile or email transmission shall have the same force and effect as an original signature page.

8.      Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

9.      Arbitration.  All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in the State of Florida, or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees to the prevailing party. Any such arbitration shall be conducted by an arbitrator experienced in labor and employment law and/or commercial law, and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.  The prevailing party shall be entitled to reimbursement pursuant to Section 10, herein.

10.      Attorney’s Fees.  In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs and expenses incurred by it in connection with the enforcement of this Agreement, including all attorneys’ fees on both trial and appellate levels.

11.      Notices: Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent recognized overnight courier service to the address listed on the signature page of this Agreement.

12.      Severability.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

SIGNATURE PAGE TO FOLLOW

[SIGNATURE PAGE TO REVENUE SHARING AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Revenue Sharing Agreement as of the date first written above.

EVP HOLDING, LLC By: /s/ Michael D. Farkas Michael D. Farkas Chief Executive Officer	SYNAPSE SUSTAINABILITY TRUST, INC. By: /s/ Eckardt C. Beck Name: Eckardt C. Beck Title: Executive Director